Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-228028), of Royale Energy, Inc. (“the Company”) of our report dated April 8, 2025, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2024 (which report expresses an unqualified opinion and included an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ HORNE LLP

Ridgeland, Mississippi

April 8, 2025